Citibank Credit Card Issuance Trust
Preliminary Term Sheet dated May 18, 2006
$[              ] 5.45% Class 2006-A4 Notes of May 2011
(Legal Maturity Date May 2013)

The issuance trust proposes to issue and sell additional Class 2006-A4 Notes of the Citiseries pursuant to the base prospectus (the “prospectus”) dated April 21, 2006, as supplemented. The offered Class 2006-A4 Notes will form a part of the same subclass as, and are fungible with, the issuance trust’s outstanding $1,000,000,000 5.45% Class 2006-A4 Notes of May 2011 (legal maturity date May 2013) issued on May 3, 2006. The offered Class 2006-A4 Notes have the same International Security Identification Number (ISIN), Common Code and CUSIP Number as, and upon closing will trade interchangeably with, the currently outstanding Class 2006-A4 Notes. Upon completion of this offering, the aggregate outstanding principal amount of Class 2006-A4 Notes will be $[          ]. The offered Class A Notes will have substantially the same terms and underwriting arrangements as the Class 2006-A4 Notes described in the prospectus supplement dated April 26, 2006 (the “prior prospectus supplement”), to the extent not otherwise different from the terms set forth below:

Issuing Entity:	Citibank Credit Card Issuance Trust
Principal Amount:	$[ ]
Initial Nominal Liquidation Amount:	Principal Amount
Ratings:	AAA or its equivalent by at least one nationally recognized rating agency
Interest Rate:	5.45% per annum
Expected Principal Payment Date:	May 10, 2011
Legal Maturity Date:	May 10, 2013
Expected Issuance Date:	May 26, 2006
Date Interest begins to accrue:	May 3, 2006
Interest Payment Dates:
10th day of each May and November, beginning November 2006. If an event of default or early redemption event occurs with respect to these Class A notes, or if these Class A notes are not paid in full on the expected principal payment date, the issuance trust will begin making payments on the 10th day of every month.

Price to Public:	$[ ] (or [ ]%) plus accrued interest from May 3, 2006 to the date of issuance
Underwriting Discount:	$[ ] (or 0.250%)
Proceeds to issuance trust:	$[ ] (or [ ]%)
Underwriters and allocations:	Citigroup, $[ ] Lehman Brothers, $[ ] Merrill Lynch & Co., $[ ] RBS Greenwich Capital, $[ ]
Underwriters' Concession:	0.20%
Reallowance Concession:	0.12%
Monthly Accumulation Amount:	An amount equal to one twelfth of the initial dollar principal amount of the offered Class A notes
Maximum Class B Note Subordination:	An amount equal to 5.98291% of the initial dollar principal amount of the offered Class A notes
Maximum Class C Note Subordination:	An amount equal to 7.97721% of the initial dollar principal amount of the offered Class A notes
Minimum Denomination:	$100,000 and multiples of $1,000 in excess of that amount
Stock Exchange Listing:	Application will be made to list on the Irish Stock Exchange
Outstanding Notes of the Citiseries:	As of May 18, 2006, there were 65 subclasses of notes of the Citiseries outstanding, with an aggregate outstanding principal amount of $60,605,249,918, consisting of:
	Class A notes Class B notes Class C notes	$53,140,249,918 $ 3,140,000,000 $ 4,325,000,000
In addition, the issuance trust expects to issue $750,000,000 aggregate principal amount of 5.30% Class 2006-A5 Notes of May 2009 (Legal Maturity Date May 2011) on May 23, 2006.
As of May 18, 2006, the weighted average interest rate payable by the issuance trust in respect of the outstanding subclasses of notes of the Citiseries was 4.98% per annum, consisting of:
	Class A notes Class B notes Class C notes	4.90% per annum 5.28% per annum 5.75% per annum
Master Trust Assets and Receivables:
The aggregate amount of credit card receivables in the master trust as of March 26, 2006 was $75,285,428,146.36, of which $74,329,754,925.56 were principal receivables and $955,673,220.80 were finance charge receivables.

Annex I:
The information presented in Annex I to the prior prospectus supplement has been superseded by the information presented in a Form 8-K filed with the SEC by Citibank Credit Card Master Trust I, the issuer of the collateral certificate, on May 15, 2006. Static pool information concerning losses, delinquencies, revenue yield and payment rate for the master trust receivables has been stored by the Banks since January 2006 and can be found at www.citigroup.com/citigroup/citibankmastertrust/staticpool.

The issuance trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prior prospectus supplement and other documents the issuance trust has filed with the SEC for more complete information about the issuance trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The file number of the issuance trust's registration statement is 333-131355. Alternatively, the issuance trust, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and the prior prospectus supplement if you request it by calling 605-331-1567, which you may call collect.